Exhibit 5

New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025	650 752 2000 tel 650 752 2111 fax

August 25, 2011

NBCUniversal Media, LLC

30 Rockefeller Plaza

New York, New York 10112

Ladies and Gentlemen:

We have acted as counsel to NBCUniversal Media, LLC (the “Guarantor”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof.

The Registration Statement relates to the solicitation of consents from the holders of the 8  7/8% Senior Notes Due 2015 (the “Senior Notes”) and the 10  7/8% Senior Subordinated Notes due 2016 (the “Senior Subordinated Notes” and, together with the Senior Notes, the “Notes”) of Universal City Development Partners, Ltd. and UCDP Finance, Inc. (the “Issuers”) to an amendment (the “Amendment”) to the terms of the indentures governing the Notes in consideration for full and unconditional guarantees (the “Guarantees”) by the Guarantor of the obligations of the Issuers under the Notes, as more fully described in the prospectus (the “Prospectus”) included in the Registration Statement.

The Senior Notes were issued pursuant to the senior indenture dated as of November 6, 2009, among the Issuers, certain guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), and the Senior Subordinated Notes were issued pursuant to the senior subordinated indenture dated as of November 6, 2009, among the Issuers, certain guarantors and the Trustee (collectively, the “Indentures”). We refer to the supplemental indentures which, subject to receipt of the requisite consents to the Amendment, will be entered into among the Guarantor, the Issuers and the Trustee under the applicable Indenture to effect the Amendment and the Guarantees as the “Supplemental Indentures.”

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Upon the basis of the foregoing, we are of the opinion that upon the receipt of the requisite consents from the holders of the Notes to the Amendment as described in the Prospectus, and the due authorization, execution and delivery of the Supplemental Indentures in accordance with the terms of the Notes and the Indentures, the Guarantees will be valid and binding obligations of the Guarantor.

NBCUniversal Media, LLC	2	August 25, 2011

In connection with the opinions expressed above, we have assumed (a) the due authorization, execution and delivery of the Indentures, (b) the due authorization, execution, authentication, issuance and delivery of the Notes in accordance with the terms of the Indentures, (c) the due authorization, execution and delivery of the Supplemental Indentures, (d) the qualification of the Indentures and Supplemental Indentures under the Trust Indenture Act of 1939, as amended, (e) there will not have occurred any change in law affecting the validity or enforceability of the Notes, Indentures, Supplemental Indentures or Guarantees and (f) none of the terms of the Notes, Indentures or Supplemental Indentures, the issuance and delivery of the Notes, or the compliance by the Issuers and the Guarantor with the terms of the Notes, Indentures and Supplemental Indentures violated or will violate any applicable law or public policy or resulted in or will result in a violation of any provision of any instrument or agreement then binding upon the Issuers or the Guarantor, or any restriction imposed by any court or governmental body having jurisdiction over the Issuers or the Guarantor.

We are members of the Bars of the States of California and New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the Limited Liability Company Act of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Validity of the Guarantees” in the prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP